Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated June 17, 2010, relating to the financial statements of D. MEDICAL INDUSTRIES LTD, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman

Tel Aviv, Israel

August 4, 2010